Exhibit 99.1

FOR IMMEDIATE RELEASE

Ann Taylor Reports Fiscal Fourth Quarter and Full Year 2008 Results

New York, NY, March 6, 2009 – AnnTaylor Stores Corporation (NYSE: ANN) today reported its results for the fiscal fourth quarter and full year of 2008, ended January 31, 2009. The Company indicated that results for both periods were significantly impacted by non-cash charges associated with goodwill and asset impairment, as well as restructuring charges associated with the Company’s strategic restructuring program. Taken together, on a pre-tax basis, these charges totaled approximately $346 million in the fourth quarter of 2008 and $376 million for the full year of 2008. On an after-tax basis, these charges totaled approximately $317 million in the fourth quarter of 2008 and $337 million for the full year of 2008.

Excluding the aforementioned impairments and restructuring charges, the Company reported a net loss of $58.1 million, or $1.03 per diluted share, in the fourth quarter of 2008. For the full year of 2008, on the same basis, the Company reported net income of $2.9 million, or $0.05 per diluted share. On a GAAP basis, including the aforementioned impairments and restructuring charges, net loss totaled $376 million, or $6.66 per diluted share, in the fourth quarter of 2008, and $334 million, or $5.82 per diluted share, for the full year of 2008.

Commenting on the results, Ann Taylor President & Chief Executive Officer Kay Krill stated, “The fourth quarter of 2008 was a particularly challenging period for both the overall retail industry and our Company, reflecting extremely weak macroeconomic fundamentals, including historically low consumer confidence and a broad-based decline in consumer spending—particularly on women’s apparel. In addition, the financial crisis and rising unemployment especially impacted our Ann Taylor division, where professional working women represent a large part of our client base. With the lower sales across the sector, increased inventory levels resulted in unprecedented promotional activity. While this activity significantly eroded our gross margin, our Company was successful in clearing through inventory, and we closed the year with total inventory down 32% versus year-ago. In addition, we have planned our Spring inventories extremely conservatively, and we believe we can restore a healthier margin structure to the business beginning in the first quarter of 2009. In fact, we believe that our margin performance in the fourth quarter of 2008 marked a performance trough for the Company, and we expect the first quarter of 2009 to show meaningful margin improvement from the fourth quarter level, due to our much healthier inventory position and ongoing cost reduction focus.”

Ms. Krill continued, “Despite the disappointing results we reported for the quarter and the year, our balance sheet and liquidity position remained strong, and we ended the year with $112 million in cash and no bank debt. In addition, to safeguard against ongoing uncertainty in the credit market, we just drew down $125 million of our $250 million revolving credit facility, as a cushion, in the event we need incremental capital in the coming months to cover our typical working capital build for Spring. At the same time, in addition to our ongoing restructuring initiatives, we are aggressively pursuing opportunities to further reduce our cost

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structure, including the elimination of merit increases at our corporate offices in 2009. We have also reduced our planned capital spending for 2009 by 65% versus year-ago, and we have taken further action to optimize our real estate portfolio. We believe the decisive actions we have taken to date, along with the plans we have developed for 2009, are prudent in the current environment and position the Company for success when the economy improves.”

Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2008 were $483.4 million, compared with net sales of $600.8 million in the fourth quarter of fiscal 2007. By division, net sales at Ann Taylor were $146.3 million in the fourth quarter of 2008, compared with net sales of $214.0 million in the fourth quarter of 2007. At LOFT, net sales were $231.2 million in the fourth quarter of 2008, compared with net sales of $293.3 million in the fourth quarter of 2007.

Comparable store sales for the quarter declined 24.5% versus the prior year. At Ann Taylor, comparable store sales declined 29.4% and, at LOFT, comparable stores sales declined 21.9%.

Gross margin, as a percentage of sales, declined to 35.7%, compared with gross margin of 48.7% in the year-ago period. This performance reflected the unprecedented level of promotional activity across the sector to move through inventory.

During the quarter, the Company completed its annual goodwill impairment testing and, based on the significant deterioration in macroeconomic fundamentals and the related impact on the Company’s market capitalization and performance outlook, the Company recorded a pre-tax non-cash goodwill impairment charge totaling $286.6 million. The Company also recorded pre-tax non-cash asset impairment charges totaling $26.8 million, related to stores not included in the Company’s restructuring program.

In addition, the Company recorded pre-tax restructuring charges totaling $33.0 million during the quarter, of which $28.8 million were non-cash charges and $4.2 million were cash charges. The non-cash charges incurred during the quarter primarily reflected the write-down of assets associated with additional stores targeted for closure under the Company’s store closure plan. The cash charges incurred during the quarter primarily related to severance and other costs associated with the program. In the fourth quarter of 2007, pre-tax restructuring charges totaled $30.1 million.

On an after-tax basis, charges for goodwill and asset impairments as well as restructuring charges, combined, totaled $317 million, or approximately $5.63 per diluted share, in the fourth quarter of 2008, versus $18.2 million, or $0.30 per diluted share, in the fourth quarter of 2007.

Selling, general and administrative expenses for the fourth quarter of 2008 declined 3.2% to $265.3 million, versus selling, general and administrative expenses of $274.2 million for the fourth quarter of 2007. This decline in expenses largely reflected the benefit of restructuring savings and aggressive management of expenses, partially offset by operating a larger store base during the year and costs associated with the launch of LOFT Outlet. The Company indicated that, beginning with this release of quarterly results, it will

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report the expenses associated with asset impairment of stores not included in the Company’s strategic restructuring program on a separate line on its Consolidated Statements of Operations to clarify and enhance the reporting of this non-cash item and enable comparability in reporting of SG&A expenses.

Excluding the aforementioned impairments and restructuring charges, the Company reported an operating loss of $92.8 million during the quarter, compared with operating income of $18.2 million in the fourth quarter of 2007. On the same basis, the Company reported a net loss in the quarter of $58.1 million, or $1.03 per diluted share, compared with net income of $11.5 million, or $0.19 per diluted share, in the fourth quarter of 2007.

On a GAAP basis, the Company reported an operating loss of $439.1 million in the fourth quarter of 2008, compared with an operating loss of $11.9 million in the fourth quarter of 2007. On the same basis, the Company reported a net loss of $375.6 million, or $6.66 per diluted share, in the fourth quarter of 2008, compared with a net loss of $6.7 million, or $0.11 per diluted share, in the fourth quarter of 2007.

The Company generated $59 million of operating cash flow in the quarter and $173 million of operating cash flow for the full year, ending fiscal 2008 with $112 million in cash and cash equivalents.

Total inventory per square foot at the end of the fourth quarter of 2008 was down 32% versus year-ago, reflecting lower inventory on both an in-store and in-transit basis across all divisions. By division, in-store inventory on a per square foot basis at Ann Taylor declined 27% and, at LOFT, in-store inventory on a per square foot basis declined 41%.

During the quarter, the Company opened one Ann Taylor Factory store and two LOFT Outlet stores. In conjunction with its strategic restructuring program, the Company closed 24 Ann Taylor stores and 10 LOFT stores during the quarter.

The Company did not repurchase shares of its common stock during the fourth quarter of fiscal 2008.

Full Year Results

Net sales for the full year of fiscal 2008 were $2.2 billion, compared with net sales of $2.4 billion for the full year of fiscal 2007. By division, net sales at Ann Taylor were $689.2 million in 2008, compared with net sales of $866.6 million in 2007. At LOFT, net sales were $1,088.4 million in 2008, compared with net sales of $1,174.4 million in 2007.

Comparable store sales for the year decreased 14.8% versus the prior year. By division, comparable stores sales at Ann Taylor decreased 19.9% in fiscal 2008 and, at LOFT, comparable store sales decreased 11.4% in fiscal 2008.

Gross margin, as a percentage of net sales, declined to 48.1% in fiscal 2008, versus 52.2% in fiscal 2007. Selling, general and administrative expenses of $1,050.6 million for fiscal 2008 declined 1.1%, compared with selling, general and administrative expenses of $1,061.9 million in fiscal 2007.

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For the full year, the Company recorded a pre-tax non-cash goodwill impairment charge of $286.6 million, as well as asset impairment charges totaling approximately $29.6 million, related to stores not included in the Company’s restructuring program. In fiscal 2007, the Company recorded pre-tax asset impairment charges totaling $1.8 million.

The Company also recorded pre-tax restructuring charges for the full year of 2008 totaling $59.7 million, reflecting $39.8 million in non-cash charges and $19.9 million in cash charges. The non-cash charges incurred during the year related primarily to the additional write-down of assets associated with the Company’s store closure plan. The cash charges incurred during the year primarily related to severance and other charges associated with the restructuring program. In fiscal 2007, the Company recorded pre-tax restructuring charges totaling $32.3 million.

On an after-tax basis, charges for goodwill and asset impairments as well as restructuring charges, combined, totaled $337 million, or $5.87 per diluted share, in fiscal 2008, compared with $20.5 million, or $0.33 per diluted share, in fiscal 2007.

Excluding the aforementioned impairments and restructuring charges, operating income for fiscal 2008 totaled $4.2 million, compared with operating income of $189.4 million in fiscal 2007. Net income, on the same basis, totaled $2.9 million, or $0.05 per diluted share, in fiscal 2008, compared with net income of $118 million, or $1.86 per diluted share, in fiscal 2007.

On a GAAP basis, the Company reported an operating loss in fiscal 2008 of $371.6 million, compared with operating income of $155.4 million in fiscal 2007. On the same basis, net loss for fiscal 2008 was $333.9 million, or $5.82 per diluted share, compared with net income of $97.2 million, or $1.53 per diluted share, in fiscal 2007.

The Company repurchased approximately 4.1 million shares of its common stock during fiscal 2008, at an approximate cost of $101 million, with all fiscal 2008 repurchases occurring in the first half of fiscal 2008.

Strategic Restructuring Program

On January 30, 2008, the Company announced a multi-year, strategic restructuring program, which was subsequently expanded in late fiscal 2008. The three-year program is currently expected to generate total ongoing annualized savings of $80-90 million by 2010, with approximately $40 million of these savings realized in fiscal 2008. For fiscal 2009, the Company expects to generate an additional $35-40 million in savings, with the remainder expected to be generated in fiscal 2010.

The Company has taken aggressive action to expand the store closure component of its restructuring program and now expects to close 163 stores, versus the 117 stores previously identified for closure. The Company closed 60 stores in 2008, comprised of 33 Ann Taylor stores and 27 LOFT stores. The Company opened 66 stores during the year and ended the year with 935 stores, comprised of 320 Ann Taylor stores, 510 LOFT stores, 91 Ann Taylor Factory stores and 14 LOFT Outlet stores. In fiscal 2009, the Company plans to close another 37 stores under the program, comprised of 10 Ann Taylor stores and 27 LOFT stores, with the balance of the stores identified for closure targeted to close in fiscal 2010.

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Total one-time costs associated with the three-year strategic restructuring program are now expected to be approximately $95-100 million, with $92 million of these restructuring costs already incurred over the fiscal 2007-2008 period. Of the total program costs, approximately $65 million are expected to be non-cash costs primarily related to the write-down of assets associated with Company’s store closure program. The balance of the program costs are cash charges primarily related to severance and other costs to implement the program.

Fiscal 2009 Outlook

Given the volatility and uncertainty in the retail environment, the Company is not providing specific earnings per share guidance for the first quarter or the full year at this time. The Company indicated that it expects the current weakness in consumer confidence and spending to persist in fiscal 2009 and, as a result, top-line performance in the first quarter is expected to be under significant pressure.

However, the exceptionally clean inventory position with which the Company entered fiscal 2009, along with the Company’s very conservative inventory receipt plan for Spring, is expected to enable the Company to emerge from the fourth quarter of 2008—which the Company views as its earnings trough—positioned to restore a significantly improved gross margin structure to the business beginning in the first quarter. In addition, selling, general and administrative expenses in the first quarter of 2009 are expected to continue to trend favorably on both a sequential and year-over-year basis, reflecting expected restructuring savings and the Company’s ongoing cost reduction focus, and are forecasted to be approximately $250 million for the first quarter.

Regarding expectations for the full year, the Company provided the following:

•

Given the macro environment and the particular impact it has had on professional working women, the Company expects sales to continue to be under significant pressure for the year, with some improvement expected in the second half.

•

Total square footage is expected to decline approximately 2% at year-end, reflecting the impact of the 37 stores being closed in fiscal 2009 under the Company’s restructuring program, partially offset by the opening of 14 new stores.

•

Gross margin rate is expected to improve for the year, due to aggressive inventory management and the expectation of a gradual return to more rational promotional activity in the sector over the course of 2009.

•	Selling, general and administrative expenses are expected to be below year-ago, reflecting restructuring savings and an ongoing focus on cost reduction.

•	Incremental restructuring savings for the year are expected to total $35-40 million, and one-time restructuring costs are estimated to be less than $5 million.

•	A continued focus on maintaining a healthy balance sheet and preserving cash, including a dramatic reduction in capital spending to approximately $35 million for the year.

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•	A year-end cash position, excluding any borrowings from the Company’s revolving credit facility, that is approximately even with the Company’s cash position at year-end 2008.

Finally, the Company indicated that, on March 5, 2009, it drew down $125 million of its $250 million revolving credit facility. The committed facility, which expires in 2013, is led by a diversified consortium of banks headed by Bank of America, JP Morgan and Wells Fargo.

About Ann Taylor

Ann Taylor Stores Corporation is one of the leading women’s specialty retailers for fashionable clothing in the United States, operating 935 Ann Taylor, Ann Taylor LOFT, Ann Taylor Factory, and LOFT Outlet stores in 46 states, the District of Columbia and Puerto Rico as of January 31, 2009, as well as online at AnnTaylor.com and AnnTaylorLOFT.com. Visit AnnTaylorStoresCorp.com for more information (NYSE: ANN).

Contact:

Judith Pirro

Director, Investor Relations

Ann Taylor Stores Corporation

212-541-3300 ext. 3598

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. Forward-looking statements also include representations of the expectations or beliefs of the Company concerning future events that involve risks and uncertainties, including:

•	general economic conditions and the current financial crisis, including the effect on the Company’s liquidity and capital resources, and a downturn in the retail industry;

•	the behavior of financial markets, including fluctuations in interest rates and the value of the U.S. dollar against foreign currencies, or restrictions on the transfer of funds;

•

continuation of lowered levels of consumer spending, changes in levels of store traffic, lowered levels of consumer confidence and higher levels of unemployment resulting from the worldwide economic downturn;

•	the commercial and consumer credit environment;

•	continued volatility and further deterioration of the capital markets;

•	fluctuation in the Company’s level of sales and earnings growth and stock price;

•

the Company’s ability to achieve the results of its restructuring program, including the risk that the benefits expected from the restructuring program will not be achieved or may take longer to achieve than expected;

•	changes in management’s assumptions and projections concerning costs and timing in execution of the restructuring program;

•	competitive influences and decline in the demand for merchandise offered by the Company, and the Company’s ability to manage inventory levels;

•

the Company’s ability to manage the profitability of its existing stores, effectively renew or re-negotiate the terms of existing store leases, or locate new store sites or negotiate favorable lease terms for additional stores;

•	the Company’s ability to predict accurately client fashion preferences;

•	effectiveness of the Company’s brand awareness and marketing programs, and its ability to maintain the value of its brands;

•	the Company’s ability to successfully execute brand extensions and new concepts;

•	the Company’s ability to secure and protect trademarks and other intellectual property rights in the United States and/or foreign countries;

•	risks associated with the performance and operations of the Company’s Internet operations;

•	a significant change in the regulatory environment applicable to the Company’s business and the Company’s ability to comply with legal and regulatory requirements;

•

risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints and the Company’s dependence on a single distribution facility;

•

the uncertainties of sourcing associated with the current quota environment, including changes in sourcing patterns resulting from the imposition of legislation relating to import quotas or other possible trade law or import restrictions;

•

risks associated with the Company’s reliance on foreign sources of production, including financial or political instability in any of the countries in which the Company’s goods are manufactured and supplier inability to obtain adequate credit or access to liquidity to finance operations;

•	risks associated with a failure by independent manufacturers to comply with the Company’s quality, product safety and social practices requirements;

•	the potential impact of natural disasters and public health concerns, particularly on the Company’s foreign sourcing offices and manufacturing operations of the Company’s vendors;

•	acts of war or terrorism in the United States or worldwide;

•	work stoppages, slowdowns or strikes;

•	the Company’s ability to hire, retain and train key personnel;

•	the Company’s ability to successfully upgrade and maintain its information systems, including adequate system security controls; and

•	the Company’s ability to continue operations in accordance with its business continuity plan in the event of an interruption.

Further description of these risks and uncertainties and other important factors are set forth in the Company’s latest Annual Report on Form 10-K, including but not limited to Item 1A – Risk Factors and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company’s other filings with the SEC. Although these forward-looking statements reflect the Company’s current expectations concerning future events, actual results may differ materially from current expectations or historical results. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the Quarters and Twelve Months Ended January 31, 2009 and February 2, 2008

(unaudited)

	Quarters Ended		Twelve Months Ended
	January 31, 2009	February 2, 2008	January 31, 2009	February 2, 2008
	(in thousands, except per share amounts)
Net sales	$483,365	$600,801	$2,194,559	$2,396,510
Cost of sales	310,842	308,429	1,139,753	1,145,246

Gross margin	172,523	292,372	1,054,806	1,251,264
Selling, general and administrative expenses	265,293	274,185	1,050,560	1,061,869
Restructuring charges (1)	32,952	30,055	59,714	32,255
Asset impairment charges (2)	26,826	—	29,590	1,754
Goodwill impairment charge (3)	286,579	—	286,579	—

Operating (loss) income	(439,127)	(11,868)	(371,637)	155,386
Interest income	105	1,629	1,677	7,826
Interest expense	436	575	1,462	2,172

(Loss) Income before income taxes	(439,458)	(10,814)	(371,422)	161,040
Income tax (benefit) provision	(63,852)	(4,143)	(37,516)	63,805

Net (loss) income	$(375,606)	$(6,671)	$(333,906)	$97,235

Earnings per share:
Basic (loss) earnings per share of common stock	$(6.66)	$(0.11)	$(5.82)	$1.55
Weighted average shares outstanding	56,376	60,125	57,366	62,753
Diluted (loss) earnings per share of common stock	$(6.66)	$(0.11)	$(5.82)	$1.53
Weighted average shares outstanding, assuming dilution	56,376	60,125	57,366	63,452

[1]

Reflects costs associated the Company’s multi-year, strategic restructuring program and includes non-cash impairment charges associated with stores planned for closure and cash charges related to severance and other costs to implement the program. On an after-tax basis, for the fourth quarter of fiscal 2008 and fiscal 2007, respectively, these costs totaled $21.1 million ($0.37 per diluted share) and $18.2 million ($0.30 per diluted share) and, for the year, the after-tax costs for fiscal 2008 and fiscal 2007, respectively, totaled $38.6 million ($0.67 per diluted share) and $19.5 million ($0.31 per diluted share).

[2]

Reflects non-cash impairment charges related to stores not included in the Company’s multi-year, strategic restructuring program that were previously included in selling, general and administrative expenses on the condensed consolidated statements of operations in fiscal 2007 and that have been reclassified to a separate line item to conform to the fiscal 2008 presentation. On an after-tax basis, for the fourth quarter of fiscal 2008 these costs totaled $17.3 million ($0.31 per diluted share) and, for the year, the after-tax costs for fiscal 2008 and fiscal 2007, respectively, totaled $19.1 million ($0.33 per diluted share) and $1.1 million ($0.02 per diluted share).

[3]

Reflects the non-cash write-down of the Company’s carrying value for goodwill, following the Company’s annual goodwill impairment testing. On an after-tax basis, for the fourth quarter and full year of fiscal 2008 this cost totaled $279.1 million ($4.95 per diluted share for fourth quarter and $4.87 per diluted share for full year).

Number of stores open at beginning of period	966	921	929	869
Number of stores opened during period	3	17	66	77
Number of stores closed during period	(34)	(9)	(60)	(17)
Number of stores open at end of period	935	929	935	929
Number of stores expanded/relocated during period *	—	4	8	14

Total store square footage at end of period (000’s)	5,492	5,410

*	Expanded stores are excluded from comparable store sales for the first year following expansion.

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ANNTAYLOR STORES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

January 31, 2009 and February 2, 2008

(unaudited)

	January 31, 2009	February 2, 2008
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$112,320	$134,025
Short-term investments	—	9,110
Accounts receivable	14,081	16,944
Merchandise inventories	173,447	250,697
Deferred income taxes	25,422	29,161
Refundable income taxes	35,270	—
Prepaid expenses and other current assets	63,056	67,954

Total current assets	423,596	507,891
Property and equipment, net	469,687	561,270
Goodwill	—	286,579
Deferred financing costs, net	1,275	288
Deferred income taxes	53,253	23,314
Other assets	12,628	14,413

Total assets	$960,439	$1,393,755

Liabilities and Stockholders’ Equity
Current liabilities
Trade notes and accounts payable	$109,205	$125,388
Accrued salaries and bonus	23,883	13,000
Accrued tenancy	42,710	44,945
Gift certificates and merchandise credits redeemable	45,605	54,564
Accrued expenses and other current liabilities	84,180	74,979

Total current liabilities	305,583	312,876
Deferred lease costs	217,614	230,052
Deferred income taxes	1,898	1,960
Other liabilities	18,832	9,383

Commitments and contingencies

Stockholders’ equity
Common stock, $.0068 par value; 200,000,000 shares authorized; 82,476,328 and 82,288,607 shares issued, respectively	561	560
Additional paid-in capital	791,852	781,048
Retained earnings	432,502	766,408
Accumulated other comprehensive loss	(7,702)	(3,460)

	1,217,213	1,544,556
Treasury stock, 25,220,809 and 21,408,843 shares respectively, at cost	(800,701)	(705,072)

Total stockholders’ equity	416,512	839,484

Total liabilities and stockholders’ equity	$960,439	$1,393,755